Exhibit 99.1


KROLL
The Risk Consulting Company



For Immediate Release


      Kroll Inc. Reports Record Financial Results in the Fourth Quarter and
                      for the Year Ended December 31, 2003


NEW YORK, February 12, 2004 - Kroll Inc. (NASDAQ: KROL), the global risk consulting company, today announced record financial results in the fourth quarter and for the year ended December 31, 2003. Net sales rose to $144.6 million for the fourth quarter, and to $485.5 million for the full year. Fourth quarter income from continuing operations was $13.2 million, or $0.30 per diluted share, before a $413,000 pre-tax restructuring charge associated with the consolidation of non-hub offices. After the restructuring charge, income from continuing operations was $12.9 million, or $0.30 per diluted share, for the fourth quarter. Income from continuing operations for 2003 was $49.8 million, or $1.18 per diluted share, before total pre-tax restructuring charges of $5.8 million. After restructuring charges, income from continuing operations was $46.2 million, or $1.09 per diluted share, for 2003.

"Our fourth quarter results continue to demonstrate the balance in our business model and the quality of our earnings," said Michael G. Cherkasky, president and chief executive officer. "2003 was a record year for Kroll. We set records in revenue, operating profit, and earnings per share. Each of our business segments experienced at least double digit revenue and gross profit growth in 2003, with no business representing more than approximately 35 percent of our gross profit.

"In 2003, we were able to simultaneously exceed our financial goals and make investments to ensure our future operational and financial success. We are well positioned with multiple growth drivers for sustainable growth in 2004 and beyond," he added. "We will continue to drive organic growth by capitalizing on our strong client relationships and cross-selling our full range of complementary products and services. We will also leverage our strong current cash position and our free cash flow to further expand our businesses, with a particular focus on our scalable businesses."


Fourth Quarter 2003 Results
---------------------------
Net sales for the fourth quarter of 2003 rose to $144.6 million, a 56.2 percent increase over $92.5 million in the same quarter last year and up from $126.0 million in the third quarter of 2003. The fourth quarter 2003 results include $6.5 million of success fees.

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In the fourth quarter of 2003, income from continuing operations increased 152.3 percent to $13.2 million, or $0.30 per diluted share, before a $413,000 pre-tax restructuring charge, from $5.2 million, or $0.13 per diluted share, for the fourth quarter of 2002. After the impact of the restructuring charge, income from continuing operations increased 147.5 percent to $12.9 million, or $0.30 per diluted share, from $5.2 million, or $0.13 per diluted share, for the fourth quarter of 2002.

Net income in the fourth quarter of 2003 was $12.9 million, or $0.30 per diluted share, compared to net income of $5.1 million, or $0.13 per diluted share, in the fourth quarter of 2002.

During the fourth quarter of 2003, Kroll generated approximately $24.0 million of cash from operations. In addition, in December 2003 the company announced a $175.0 million convertible subordinated notes offering which closed in the first quarter of 2004. Simultaneous with the close of the offering, Kroll repurchased approximately 2.0 million shares of its common stock and to date has purchased approximately 2.78 million shares in total at a cost of approximately $70.8 million. As of December 31, 2003, Kroll had $22.8 million in cash, cash equivalents and short-term investments. The proceeds from the notes offering were not received until the offering closed in January 2004.


2003 Full Year Results
----------------------
For the full year 2003, net sales increased 70.8 percent to $485.5 million from $284.2 million for the year ended December 31, 2002.

Income from continuing operations for 2003 increased 201.8 percent to $49.8 million, or $1.18 per diluted share, before total pre-tax restructuring charges of $5.8 million, from $16.5 million, or $0.54 per diluted share, for 2002. After restructuring charges, income from continuing operations increased 180.2 percent to $46.2 million, or $1.09 per diluted share, from $16.5 million, or $0.54 per diluted share, for 2002.

Net income for the full year 2003, after accounting for the discontinuation of InPhoto, was $37.9 million, or $0.90 per diluted share, compared to net income of $16.4 million, or $0.54 per diluted share, for 2002.


Conference Call
---------------
The Company is hosting a conference call at 9:00 am EST on February 12, 2004 to discuss its fourth quarter 2003 performance. To access the call, dial 800-599-9795 (for domestic callers), or 617-786-2905 (for international callers), and enter pass code 31238820. Please call 10-15 minutes in advance. Remote live access to the event is also available at www.krollworldwide.com through a link on the Investor Relations page. A replay of the call will be available from February 12th at 12:00 p.m. until February 20th. The replay can be accessed at

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www.krollworldwide.com or by calling 888-286-8010 (for domestic) or 617-801-6888
(for international) and entering the passcode 57174256.

About the Company
-----------------
Kroll Inc. (NASDAQ: KROL), the world's leading independent risk consulting company, provides a broad range of investigative, intelligence, financial, security and technology services to help clients reduce risks, solve problems and capitalize on opportunities. Headquartered in New York with more than 60 offices on six continents, Kroll has a multidisciplinary corps of more than 2,400 employees and serves a global clientele of law firms, financial institutions, corporations, non-profit institutions, government agencies and individuals. In 2003 Kroll had five core business groups: (1) Background Screening, which provides employee and vendor background investigations, credit screening, substance abuse testing, and identity fraud solutions; (2) Consulting Services, which provides investigations, intelligence, forensic accounting, litigation consulting and valuation services; (3) Corporate Advisory & Restructuring, which provides corporate restructuring, operational turnaround, strategic advisory services, financial crisis management, and corporate finance services; (4) Security Services, which provides security engineering and consulting, crisis and emergency management, and protective services and training; and (5) Technology Services, which provides data recovery, electronic discovery and computer forensics services and software. Effective January 1, 2004, Security Services was merged with Consulting Services. For more information, please visit: www.krollworldwide.com.

This release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and are subject to risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, expected, estimated or projected.

The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: changes in the demand for, or in the mix of, the Company's services; project delays or cancellations; cost overruns with regard to fixed price projects; competitive pricing and other competitive pressures; changes in United States and foreign governmental regulation and licensing requirements; currency exchange rate fluctuations; foreign currency restrictions; general economic conditions; political instability in foreign countries in which the Company operates; the Company's ability to implement its internal growth strategy and to integrate and manage successfully any business the Company acquires or achieve planned synergies in connection with any acquisition; and other factors that are set forth in its annual report on Form 10-K for the year ended December 31, 2002.

                                  Table follows

Contact:    Philip J. Denning
            Manager, Investor Relations
            (212) 833-3469

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

                               Kroll Inc.
------------------------------------------------------------------------------------------------------------------------------
                                                                       Three Months Ended               Twelve Months Ended
(in thousands, except per share data)                                     December 31,                     December 31,
                                                                  --------------------------        --------------------------
                                                                     2003             2002             2003            2002
                                                                  ---------        ---------        ---------        ---------
NET SALES
Corporate advisory & restructuring                                $  40,887        $  32,803        $ 160,110        $  71,386
Consulting services                                                  35,490           28,872          130,906          106,564
Technology services                                                  24,189           15,539           83,273           36,438
Background screening                                                 30,776           10,340           78,022           44,364
Security services                                                    13,244            4,995           33,165           25,496
                                                                  ---------        ---------        ---------        ---------
                                                                    144,586           92,549          485,476          284,248

COST OF SALES
Corporate advisory & restructuring                                   18,803           14,606           67,500           30,757
Consulting services                                                  19,453           16,998           72,179           62,981
Technology services                                                   7,063            4,411           21,993           11,237
Background screening                                                 15,834            5,628           40,308           23,437
Security services                                                     8,682            3,576           22,941           16,646
                                                                  ---------        ---------        ---------        ---------
                                                                     69,835           45,219          224,921          145,058

GROSS PROFIT
Corporate advisory & restructuring                                   22,084           18,197           92,610           40,629
Consulting services                                                  16,037           11,874           58,727           43,583
Technology services                                                  17,126           11,128           61,280           25,201
Background screening                                                 14,942            4,712           37,714           20,927
Security services                                                     4,562            1,419           10,224            8,850
                                                                  ---------        ---------        ---------        ---------
                                                                     74,751           47,330          260,555          139,190

OPERATING EXPENSES
Selling and marketing                                                13,565            8,730           44,514           26,720
General and administrative                                           31,909           22,464          109,342           72,198
Research and development                                              2,954            2,573           12,124            5,845
Amortization of other intangible assets                               2,947            1,156            8,803            2,495
Restructuring charge                                                    413             --              5,794             --
Loss on sale of business unit                                                            102                               102
                                                                  ---------        ---------        ---------        ---------
                                                                     51,788           35,025          180,577          107,360

                                                                  ---------        ---------        ---------        ---------
    Operating income                                                 22,963           12,305           79,978           31,830

OTHER INCOME (EXPENSE):
    Interest expense, net                                            (1,287)            (915)          (4,013)          (3,921)
    Other, net                                                          125           (3,925)             180           (4,351)
                                                                  ---------        ---------        ---------        ---------

    Income before provision for income taxes                         21,801            7,465           76,145           23,558
Provision for income taxes                                            8,870            2,240           29,943            7,067
                                                                  ---------        ---------        ---------        ---------

    Income from continuing operations                                12,931            5,225           46,202           16,491
                                                                  ---------        ---------        ---------        ---------

Discontinued Operations:
Income from discontinued security products and
  services group, net of taxes                                         --                 11             --                 81
Income (loss) from discontinued video surveillance
  subsidiary, net of taxes                                               16             (154)          (8,310)            (191)
                                                                  ---------        ---------        ---------        ---------
    Income (loss) from discontinued operations                           16             (143)          (8,310)            (110)

                                                                  ---------        ---------        ---------        ---------
       Net income                                                 $  12,947        $   5,082        $  37,892        $  16,381
                                                                  =========        =========        =========        =========

Diluted income per share from continuing operations               $    0.30        $    0.13        $    1.09        $    0.54
                                                                  =========        =========        =========        =========
Diluted income (loss) per share from discontinued
  operations                                                           --               --          $   (0.19)            --
                                                                  =========        =========        =========        =========
Diluted net income per share                                      $    0.30        $    0.13        $    0.90        $    0.54
                                                                  =========        =========        =========        =========

Diluted weighted average common shares outstanding                   43,488           39,838           42,223           30,542
                                                                  =========        =========        =========        =========